Exhibit 12.1

Ratio of Earnings to Fixed Charges

(amounts in thousands other than ratios)

						Three	Nine
						Months	Months
	Year Ended					Ended	Ended
	December 29,	December 28,	December 26,	December 25,	December 31,	September 30,	September 30,
	2006	2007	2008	2009	2010	2011	2011
Earnings:
Income before income taxes	$50,680	$83,422	$65,458	$43,161	$46,750	$20,423	$48,154
Fixed charges (from below)	38,901	43,711	39,218	29,600	28,665	8,847	26,410
Total earnings	$89,581	$127,133	$104,676	$72,761	$75,415	$29,270	$74,564

Fixed Charges:
Interest expense	$31,367	$33,923	$28,482	$19,044	$18,710	$6,138	$18,327
Interest in rent expense estimated at 30% of rent expense	7,534	9,788	10,736	10,556	9,955	2,709	8,083
Total fixed charges(1)	$38,901	$43,711	$39,218	$29,600	$28,665	$8,847	$26,410

Ratio of Earnings to Fixed Charges	2.3	2.9	2.7	2.5	2.6	3.3	2.8

(1)	Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(amounts in thousands other than ratios)

						Three	Nine
						Months	Months
	Year Ended					Ended	Ended
	December 29,	December 28,	December 26,	December 25,	December 31,	September 30,	September 30,
	2006	2007	2008	2009	2010	2011	2011
Earnings:
Income before income taxes	$50,680	$83,422	$65,458	$43,161	$46,750	$20,423	$48,154
Fixed charges (from below)	38,901	43,711	39,218	29,600	28,665	8,847	26,410
Total earnings	$89,581	$127,133	$104,676	$72,761	$75,415	$29,270	$74,564

Fixed Charges:
Interest expense	$31,367	$33,923	$28,482	$19,044	$18,710	$6,138	$18,327
Interest in rent expense estimated at 30% of rent expense	7,534	9,788	10,736	10,556	9,955	2,709	8,083
Total fixed charges(1)	$38,901	$43,711	$39,218	$29,600	$28,665	$8,847	$26,410

Preferred dividends (calculated below)	$—	$—	$—	$—	$—	$—	$—

Total combined fixed charges and preferred dividends	$38,901	$43,711	$39,218	$29,600	$28,665	$8,847	$26,410

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.3	2.9	2.7	2.5	2.6	3.3	2.8

(Surplus)	$(50,680)	$(83,422)	$(65,458)	$(43,161)	$(46,750)	$(20,423)	$(48,154)

Preferred Dividends:
Preferred dividend amount(1)	$—	$—	$—	$—	$—	$—	$—
Tax rate	38.5%	38.9%	37.6%	39.6%	40.3%	39.4%	39.5%

Preferred dividends	$—	$—	$—	$—	$—	$—	$—

(1)	Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.